Exhibit 99.1

ContraVir Pharmaceuticals to Present at Biotech Showcase 2018

EDISON, N.J., January 2, 2018 - ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it will present at the Biotech Showcase Conference 2018 to be held January 8-10, 2018 at the Hilton San Francisco Union Square.

James Sapirstein, Chief Executive Officer of ContraVir, will provide an overview on the company’s business during his presentation and will be available to participate in one-on-one meetings with investors who are registered to attend the conference.

Presentation details are as follows:

Event	Biotech Showcase 2018
Date	Monday, January 8, 2018
Time	2:00PM
Location	Yosemite - C (Ballroom Level)

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, designed to deliver high intrahepatic concentrations of TFV while minimizing off-target effects caused by high levels of circulating TFV, recently completed a Phase 2a trial. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. In vitro  and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028